UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 29, 2016

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

N86 W12500 WESTBROOK CROSSING
MENOMONEE FALLS, WISCONSIN 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (262) 293-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer.  On February 29, 2016, the Board of Directors (the “Board”) of Actuant Corporation (the “Company”) appointed Randal W. Baker, as President and Chief Executive Officer, effective March 1, 2016 to succeed Robert C. Arzbaecher.  Mr. Baker has also been appointed to the Board of Directors. Effective with this transition, Actuant’s Board of Directors has appointed one of its independent directors, Robert A. Peterson, as its Chairman of the Board, replacing Mr. Arzbaecher who will remain a member of the Board. Mr. Peterson has been on the Actuant Board of Directors since 2003, and has been Actuant’s lead independent director since 2015.

The Company entered into an offer letter (the “Offer Letter”), with Mr. Baker. The material terms of the Offer Letter are summarized below:

Base Salary and Bonus.  Mr. Baker will receive an annual base salary of $850,000, subject to review annually, and will be eligible to participate in the Company’s annual bonus plan for fiscal 2016 on the same basis as the other members of the senior executive team.  Mr. Baker’s target bonus will be 100% of his base salary ($425,000 on a pro rata basis for fiscal 2016); provided his annual bonus will not be less than $212,500 for fiscal 2016.

Long-term Compensation.  On the first day of the open trading window in March 2016, Mr. Baker will be granted stock options and restricted stock units with an aggregate value of $2,300,000, 50% of which shall be in the form of stock options and 50% of which shall be in the form of restricted stock units (the “Equity Award”). The options will have an exercise price equal to and the restricted stock units will be priced based on, the closing market price of the Company’s stock on the grant date. The Equity Award will be subject to the terms and conditions of the Actuant Corporation 2009 Omnibus Incentive Plan, as amended, and the specific award agreements. The Equity Award will vest as follows: 50% on the three-year anniversary of the grant date and the remaining 50% on the five-year anniversary of the grant date.

Mr. Baker will be entitled to participate in the Company’s Investment/Matching Restricted Stock Grant Program for senior executives of the Company (the “Program”). Under the Program, the Company will grant one share of restricted stock or one restricted stock unit (the “Matching Shares”) for every two shares of Company common stock purchased by Mr. Baker during the open trading windows that start in March 2016, June 2016 and October 2016.  The maximum value of the stock that may be purchased and subject to the Program is limited to $2,000,000 (maximum value of Matching Shares is $1,000,000). The Matching Shares will cliff vest on the third anniversary of the grant date contingent on Mr. Baker continuing to hold the purchased shares and remaining an employee with the Company; provided, however, that the Matching Shares will fully vest in the event of (a) a termination of Mr. Baker’s employment without cause; or (b) Mr. Baker’s death or total and permanent disability. All grants will be made pursuant to the Actuant Corporation 2009 Omnibus Incentive Plan, as amended.

The Company also entered into a Change in Control Agreement with Mr. Baker dated March 1, 2016.  The Change in Control Agreement is the same form of Change in Control

Agreement as the Company’s other executive officers. The Change in Control Agreement provides that if the Company terminates Mr. Baker’s employment within a period beginning six months prior to, and ending 24 months after a change in control, Mr. Baker is entitled to receive a lump sum payment equal to two times his combined base salary and annual cash incentive. In addition, Mr. Baker would continue to receive benefits available to him at the time of termination for 24 months after termination or until such earlier date as he becomes employed by another employer and becomes eligible for similar benefits.

There are no arrangements or understandings between Mr. Baker and any other persons pursuant to which he was selected as President and Chief Executive Officer.  There are also no family relationships between Mr. Baker and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter and Change in Control Agreement is qualified in its entirety by reference to the full text of the Offer Letter and the Change in Control Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.  The Company also entered into its standard form of indemnification agreement with Mr. Baker, which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On February 29, 2016, in light of the hiring of Mr. Baker, the Board adopted a resolution increasing the number of directors on the Board to nine.

On March 1, 2016, the Company issued a press release announcing the appointment of Mr. Baker as President and Chief Executive Officer and a director of the Company and Mr. Peterson’s appointment as Chairman of the Board as described above.  A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Offer Letter by and between Actuant Corporation and Randal Baker

10.2	Form of Change in Control Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2012)

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-K for the fiscal year ended August 31, 2002)

99.1	Press release dated March 1, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACTUANT CORPORATION
(Registrant)

Date: March 1, 2016	By: /s/ Andrew G. Lampereur
Andrew G. Lampereur
Executive Vice President and
Chief Financial Officer